Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS STRONG THIRD QUARTER
RESULTS; SALES UP 7 PERCENT, DRIVEN BY ELECTRONIC
MATERIALS AND ARCHITECTURAL AND FUNCTIONAL COATINGS
•	Sales of $2,065 million drive earnings from continuing operations to $189 million, up 16 percent over the same period last year.

•	Electronic Materials posts record quarter — sales up 15 percent; earnings up 27 percent

•	Coatings sales up 5 percent; with growth in Architectural and Functional Coatings business at 6 percent

•	Broad based growth in Asia-Pacific with sales up 13%
PHILADELPHIA, PA, October 19, 2006 — Rohm and Haas Company (NYSE: ROH) today reported third quarter 2006 sales of $2,065 million, a 7 percent increase over the same period in 2005, reflecting broad based growth across all businesses. Electronic Materials posted another record quarter, and Coatings sales were bolstered by solid demand in Architectural and Functional Coatings. The company reported third quarter earnings from continuing operations of $189 million, or $0.86 per share, compared to $163 million, or $0.73 per share, for the third quarter of 2005. This quarter’s results include $.03 per share mainly due to the favorable settlement of tax contingencies. The comparative year’s results included approximately $7 million after-tax, or $0.03 per share of costs associated with the shutdowns necessitated by the 2005 hurricanes in the Gulf Coast region of the United States.
Third Quarter

(in millions, except per share amounts)	2006	2005	% Change
Sales	$2,065	$1,927	7%
Earnings from Continuing Operations	$189	$163	16%
Earnings per Share from Continuing Operations (diluted)	$0.86	$0.73	18%
“This quarter’s results again reflect the continued strength in our Electronic Materials franchise, as well as solid demand across most of our chemicals businesses,” said Raj Gupta, chairman, president and chief executive officer. “Despite some evidence of slowing in the building and construction market in North America, demand across our key markets still remains strong, and our global reach is enabling us to grow faster in the emerging markets. This quarter’s results maintain the momentum of solid earnings growth we have demonstrated over the past several years.”

Gupta further noted that the company is effectively navigating the challenging environment of volatile prices for key raw materials. “We are experiencing extraordinarily high costs for key petrochemical raw materials, despite the recent drop in oil prices,” Gupta explained.
Third Quarter 2006 Business Results
Coatings
Sales in the Coatings segment of $700 million increased 5 percent over the third quarter of 2005. The improvement was attributed to higher selling prices to recover rising raw materials, higher demand, particularly in emerging markets, along with the favorable impact of currencies.
Architectural and Functional Coatings sales, which account for the majority of sales in the Coatings segment, increased 6 percent over the comparable period, due to higher pricing necessary to recover rising raw material costs. In addition, the business saw strong demand in the emerging markets, particularly China, Turkey, India and Latin America, along with more modest growth in North America. New products, particularly the low-VOC product lines and other innovative and environmentally friendly products, continue to gain acceptance.
Powder Coatings sales increased 3 percent over the prior year period, driven primarily by higher selling prices and the favorable impact of stronger European currencies, which more than offset the impact of lower demand.
Third quarter earnings for the Coatings segment were $64 million, including $2 million after-tax of restructuring charges, versus $74 million in earnings in the same period in 2005. The significant run-up in raw material costs during the quarter, along with spending to fund growth initiatives, more than offset the favorable impact of higher selling prices and currencies.
Monomers
Sales of $500 million were up 18 percent from $422 million in the same period a year ago. Third party sales of $163 million increased 8 percent from the prior year period, primarily due to higher volumes.
Monomers earnings of $42 million for the quarter increased from $30 million in the same period a year ago. Prior period results included $12 million, after-tax, of expenses associated with an unplanned plant outage in July 2005, as well as the precautionary shutdown of the Deer Park, Texas facility in September, 2005 due to Hurricane Rita. This quarter’s earnings reflect the favorable impact of higher volume, improved operations and lower energy costs, which were partially offset by higher raw materials and lower selling prices to third party customers. During the quarter, approximately 60 percent of Monomers earnings was generated by sales to the downstream businesses, as compared to approximately 25 percent in the same period last year.

Performance Chemicals
Sales of $447 million were up 6 percent over the comparable period in 2005 driven by higher demand, particularly in the Consumer and Industrial Specialties and Process Chemicals businesses, with slightly higher selling prices, and a favorable impact of currencies.
•	Sales in Plastics Additives were up 3 percent over the prior year period, reflecting higher selling prices, and the favorable impact of currencies. While overall demand was down slightly, due to some slowing in North America, the business continues to see stronger demand in its packaging and building and construction segments in the emerging markets of China and Latin America.

•	Consumer and Industrial Specialties sales increased 6 percent over the same period last year, largely due to increased demand for biocides and specialty products across most regions.

•	Sales for Process Chemicals were up 4 percent from the comparable period a year ago. There continues to be strong demand for ion exchange resins, particularly in Asia. Higher selling prices and the favorable impact of currencies were also positive factors in the year-over-year sales increases.
Performance Chemicals earnings were $42 million in the quarter, down from $44 million in the prior year period, reflecting higher raw material costs and increased spending to support business development and new products, which more than offset the favorable impact of higher pricing.
Electronic Materials
Quarterly sales of $402 million were up 15 percent over the same period in 2005, primarily due to strong demand across all businesses, in all regions with Asia-Pacific posting the strongest growth. The pass through of precious metal costs in the Packaging and Finishing business impacted the Electronic Materials sales change by 3 percent. The business posted its fifth consecutive quarterly sales record as it continued to deliver innovative technologies to meet the needs of this dynamic marketplace. Sales of advanced technology products, such CMP pads and slurries, advanced photoresists, and anti-reflective coatings, posted a 19 percent increase over the prior year period. Sequentially, third quarter 2006 sales for Electronic Materials were up 2 percent over the second quarter, reflecting the continuing strength of the overall electronics markets and the penetration of our advanced technology product lines.
•	Semiconductor Technologies sales increased 16 percent over the same period in 2005, driven by higher demand for CMP pads and slurries, along with strong sales of advanced photoresists and related products in all regions.

•	Circuit Board Technologies sales were up 8 percent over the same period in 2005, reflecting ongoing strength in Asia-Pacific, whose sales increased 14 percent versus a year ago, which more than offset decreased demand in North America and Europe.

•	Packaging and Finishing Technologies sales were 17 percent higher than the same period a year ago, primarily driven by revenues generated from the pass through of precious metal prices. Process sales were down slightly in the quarter.
Third quarter 2006 earnings for Electronic Materials were a record $62 million, 27 percent higher than the third quarter of last year, reflecting the continued strong demand across all the Electronic businesses, particularly higher sales of the advanced technology product lines.
Salt
Sales of $174 million were up 7 percent versus the same period a year ago, due to higher selling prices, and the favorable impacts of product mix management and currency, which more than offset a slight decline in demand associated with decreased shipments of ice control salt.
The business recorded earnings of $4 million for the quarter, up $5 million from a loss of $1 million in the prior year period. This quarter’s results includes a $1 million after-tax charge for restructuring. The third quarter of 2005 results include $1 million after-tax of costs associated with operating disruptions caused by Gulf Coast hurricanes. Higher selling prices to offset increases in production and distribution costs, and a shift in sales mix toward higher margin products, both contributed to the change in earnings.
Adhesives and Sealants
Sales of $179 million were up 2 percent versus the comparable period in 2005, due to the favorable impact of currencies and slightly higher pricing. Growth in the core business segments offset the impact of prior portfolio management initiatives.
Earnings of $15 million were up $5 million versus results in the third quarter of 2005, which included a non-cash impairment charge of $3 million, after-tax. Improved product mix, higher selling prices and the favorable impact of currencies were partially offset by higher raw materials.
Corporate
Corporate expense of $40 million, after-tax, for the quarter was down from $43 million, after-tax, in the third quarter of 2005. The change reflects lower interest expense and environmental accruals, and higher interest income, partially offset by funding of special initiatives, and restructuring charges.

Third Quarter 2006 Regional Sales Performance
North American sales of $1,042 million were up 5 percent over the comparable period in 2005, primarily the result of higher selling prices. While overall demand in the region was flat, there was solid growth in the decorative coatings segment of the Architectural and Functional Coatings business. The higher pricing across most of the chemicals businesses reflected efforts to mitigate the impact of higher raw material costs. European sales were $507 million for the quarter, up 5 percent versus the same period last year, reflecting favorable currencies and higher demand, primarily in the Plastics Additives and Consumer and Industrial Specialties businesses. Asia-Pacific sales were $427 million, a 13 percent increase over the same period last year, with all businesses contributing, led by Electronic Materials and Performance Chemicals. Latin American sales of $89 million in the quarter were 19 percent higher than the same period last year, reflecting increased demand, higher selling prices and the favorable impact of currencies. The higher demand was experienced primarily in the Coatings, Plastics Additives, and Process Chemicals businesses.
Comments on the Third Quarter 2006 Income Statement
Gross Profit of $602 million in the quarter was 6 percent higher than the same period in 2005, the result of increased selling prices, higher demand, lower environmental accruals, and the absence of prior year charges for a temporary Monomer production outage, partially offset by higher raw materials and freight costs. Gross Profit Margin in the quarter was 29.2 percent, compared to 29.6 percent.
Selling and Administrative (S&A) spending of $247 million was $13 million, or 6 percent higher that the same period in 2005, largely reflecting increased spending to support growth initiatives. As a percentage of sales, S&A spending of 12 percent was virtually unchanged when compared to the same period in 2005.
Research spending of $71 million was $5 million, or 8 percent higher, versus the same period a year ago, due largely to increased spending to support growth projects in Electronic Materials, Coatings and Performance Chemicals.
Interest expense for the quarter was $21 million, down 25 percent from the same period in 2005, primarily due to lower levels of debt and a lower overall effective interest rate.
Income tax expense for the quarter was $69 million, reflecting an effective tax rate of 26.4 percent, as compared to income tax expense of $77 million, or an effective tax rate of 31.6 percent in the prior year period. The lower tax expense includes $6.8 million mainly due to the favorable settlement of tax contingencies.
Year-To-Date 2006 Performance
Sales for the nine months ended September 30, 2006 were $6,204 million, a 5 percent increase over the comparable period in 2005, driven by broad -

based growth in demand across most chemical businesses and the strength of Electronic Materials. Higher selling prices, necessary to help balance continued high raw material and energy costs, were partially offset by an unfavorable impact of currencies. Earnings from continuing operations for the first nine months of 2006 were $588 million, or $2.65 per share, compared to $488 million, or $2.17 per share in 2005. Increased demand, higher selling prices, and lower interest expense more than offset the impact of higher raw material, energy, freight and operating costs, along with higher spending on growth initiatives. During the first nine months of 2005, significant favorable tax adjustments were more than offset by charges for restructuring, debt extinguishment, costs associated with the shutdowns necessitated by the 2005 hurricanes in the Gulf Coast region of the United States, and the acceleration of stock-based compensation for retirement-eligible employees, for a net unfavorable impact of $0.07 per share.
Full-Year Guidance
Gupta noted that the macro economic outlook remains somewhat uncertain, given the volatile nature of petroleum based feedstocks and energy costs, some slowing in the housing market in North America, and the potential impact of these factors on consumer spending late in the year. “Despite these conditions, we have demonstrated our ability to use innovation and differentiation to grow our businesses, particularly Architectural and Functional Coatings and Electronic Materials. Combined with our geographic position, particularly in emerging markets, we expect full-year sales growth in the approximately 5 percent range, yielding record annual sales of $8.3 billion and earnings from continuing operations in the $3.40-$3.45 range. ”
# # #
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry.

The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information.

CONTACTS:	Investor Relations Gary O’Brien Director, Investor Relations +1-215-592-3409 GOBrien@rohmhaas.com	Media Relations Brian McPeak Corporate Communications +1-215-592-2741 BMcpeak@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	Sepember 30,			September 30,
			Percent			Percent
	2006	2005	Change	2006	2005	Change
Net sales	$2,065	$1,927	7%	$6,204	$5,898	5%
Cost of goods sold	1,463	1,357	8%	4,331	4,140	5%

Gross profit	602	570	6%	1,873	1,758	7%

Selling and administrative expense	247	234		745	730
Research and development expense	71	66		213	194
Interest expense	21	28		73	92
Amortization of intangibles	15	14		42	42
Restructuring and asset impairments	6	(2)		10	27
Loss on early extinguishment of debt	—	—		—	17
Share of affiliate earnings, net	2	3		7	6
Other (income), net	(17)	(11)		(33)	(23)

Earnings from continuing operations before income taxes and minority interest	261	244		830	685
Income taxes	69	77		232	190
Minority interest	3	4		10	7

Earnings from continuing operations	$189	$163		$588	$488

(Loss) earnings from discontinued operation	(3)	6		(29)	18

Net earnings	$186	$169		$559	$506

Basic net earnings per share:
Earnings from continuing operations	0.87	0.74		2.68	2.19
(Loss) earnings from discontinued operation	(0.01)	0.02		(0.13)	0.08

Net earnings	$0.86	$0.76		$2.55	$2.27

Diluted net earnings per share:
Earnings from continuing operations	0.86	0.73		2.65	2.17
(Loss) earnings from discontinued operation	(0.01)	0.03		(0.13)	0.08

Net earnings	$0.85	$0.76		$2.52	$2.25

Weighted average common shares outstanding — basic:	217.6	220.9		219.5	222.4
Weighted average common shares outstanding — diluted:	219.6	222.8		221.7	224.6

Other Data:
Capital spending	$91	$63		$236	$195
Depreciation expense	$99	$106		$303	$319
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	September 30,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$374	$566
Restricted cash	3	4
Receivables, net	1,594	1,485
Inventories	916	798
Prepaid expenses and other current assets	285	310
Current assets of discontinued operation	49	50

Total current assets	3,221	3,213

Land, buildings and equipment, net of accumulated depreciation	2,595	2,642
Investments in and advances to affiliates	104	103
Goodwill, net of accumulated amortization	1,553	1,525
Other intangible assets, net of accumulated amortization	1,492	1,503
Other assets	455	476
Other assets of discontinued operation	272	273

Total Assets	$9,692	$9,735

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$298	$121
Trade and other payables	644	612
Accrued liabilities	847	808
Income taxes payable	121	193
Current liabilities of discontinued operation	9	10

Total current liabilities	1,919	1,744

Long-term debt	1,718	2,074
Employee benefits	670	651
Deferred income taxes	904	943
Other liabilities	229	241
Other liabilities of discontinued operation	79	54

Total Liabilities	5,519	5,707

Minority Interest	118	111

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized — 25,000,000 shares; issued — no shares	—	—
Common stock; par value — $2.50; authorized — 400,000,000 shares; issued — 242,078,349 shares	605	605
Additional paid-in capital	2,192	2,152
Retained earnings	2,040	1,762
Treasury stock at cost (2006 — 23,819,872 shares; 2005 — 20,115,637 shares)	(618)	(409)
ESOP shares (2006 — 8,716,310 shares; 2005 — 9,220,434 shares)	(82)	(88)
Accumulated other comprehensive loss	(82)	(105)

Total Stockholders’ Equity	4,055	3,917

Total Liabilities and Stockholders’ Equity	$9,692	$9,735

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix I
     Net Sales by Business Segment and Region

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Business Segment
Coatings	$700	$664	$2,087	$1,972
Monomers	500	422	1,472	1,394
Performance Chemicals	447	423	1,333	1,252
Electronic Materials	402	351	1,169	979
Salt	174	163	597	632
Adhesives and Sealants	179	175	547	554
Elimination of Intersegment Sales	(337)	(271)	(1,001)	(885)

Total	$2,065	$1,927	$6,204	$5,898

Customer Location
North America	$1,042	$990	$3,206	$3,078
Europe	507	484	1,520	1,528
Asia-Pacific	427	378	1,232	1,068
Latin America	89	75	246	224

Total	$2,065	$1,927	$6,204	$5,898

Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Business Segment
Coatings	$64	$74	$187	$191
Monomers	42	30	158	142
Performance Chemicals	42	44	124	124
Electronic Materials	62	49	173	112
Salt	4	(1)	23	27
Adhesives and Sealants	15	10	42	26
Corporate	(40)	(43)	(119)	(134)

Total	$189	$163	$588	$488

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix II
     Provision for Restructuring and Asset Impairments by Business Segment
Pre-tax

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Business Segment
Coatings	$3	$—	$7	$10
Monomers	—	—	—	—
Performance Chemicals	—	(1)	—	(2)
Electronic Materials	—	(1)	(1)	2
Salt	1	—	1	—
Adhesives and Sealants	—	5	1	29
Corporate	2	(5)	2	(12)

Total	$6	$(2)	$10	$27

After-tax

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Business Segment
Coatings	$2	$—	$4	$7
Monomers	—	—	—	—
Performance Chemicals	—	—	—	(1)
Electronic Materials	—	(1)	(1)	1
Salt	1	—	1	—
Adhesives and Sealants	—	3	1	19
Corporate	1	(3)	—	(9)

Total	$4	$(1)	$5	$17

     EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Business Segment
Coatings	$110	$128	$326	$350
Monomers	75	64	280	266
Performance Chemicals	78	84	237	239
Electronic Materials	106	91	307	223
Salt	26	18	94	97
Adhesives and Sealants	29	26	81	89
Corporate	(28)	(15)	(78)	(90)

Total	$396	$396	$1,247	$1,174

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
EBITDA	$396	$396	$1,247	$1,174
Asset Impairments	—	5	3	41
Interest expense	21	28	73	92
Income taxes	69	77	232	190
Depreciation expense (2)	99	105	299	314
Amortization of finite-lived intangibles	15	14	42	42
Minority Interest	3	4	10	7

Earnings from Continuing Operations	$189	$163	$588	$488

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

(2)	Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our

Consolidated Statements of Operations.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.